102 South Main Street
Greenville, SC 29601
864.241.1557

The South Financial Group Reports First Quarter Results

GREENVILLE, SC – April 20, 2010 – The South Financial Group, Inc. (NASDAQ: TSFG) today reported a first quarter 2010 net loss available to common shareholders of $85.8 million, or $(0.40) per diluted share, compared to a net loss available to common shareholders of $193.9 million, or $(0.90) per diluted share, for fourth quarter 2009 and $90.8 million, or $(1.10) per diluted share, for first quarter 2009. Reconciliations of GAAP-reported results to operating results are provided in the attached financial highlights.

“This quarter exhibited improvements in credit costs, as nonperforming assets, nonperforming loans and net charge-offs all improved from the fourth quarter due to our continued efforts to assertively address problem and potential problem loans. Additionally, our team executed on improvements in loan pricing, customer funding costs, and expense levels,” said H. Lynn Harton, President and CEO of The South Financial Group.  “Customer deposit growth was solid during the quarter, and we continue to hold substantial excess liquidity.”

“That being said, the credit environment continues to be difficult. We are encouraged that our loss this quarter was an improvement over previous quarters; however, given our expectation of additional losses during 2010, we will need to raise additional capital during the year.  We are expending our best efforts to do so, but market conditions, along with our performance, continue to make access to capital a challenge.”

Key points for first quarter included:

-	Capital ratios exceeded “well-capitalized” regulatory thresholds at March 31, 2010, but will remain under pressure as the year progresses

•
At March 31, 2010, TSFG’s preliminary Tier 1 capital ratio, Total risk-based capital ratio and Leverage ratio were 9.52%, 10.83% and 7.41%, respectively, compared to 9.93%,  11.24%,  and 7.91% at December 31, 2009

•	Tangible common equity ratio declined to 2.90% from 3.67% due to the first quarter 2010 net loss and asset growth, partially offset by a $6.5 million increase in Other Comprehensive Income
•	Tangible common book value per common share was $1.64 at March 31, 2010, down from $1.98 at December 31, 2009
•
Consistent with prior disclosures, we expect to enter into formal agreements with our regulators during the second quarter, which, among other things, will require capital levels in excess of the regulatory “well-capitalized” thresholds

-	Credit costs improved relative to prior quarters, although such costs remain elevated

•	Nonperforming loans declined to $374.2 million, representing the third consecutive quarterly decline
•	Net charge-offs declined to $87.8 million from $142.9 million in the prior quarter, representing the second consecutive quarterly decline
•
The provision for credit losses of $95.1 million exceeded net charge-offs by $7 million, increasing the allowance for credit losses to 4.75% of loans held for investment compared to 4.45% in fourth quarter 2009

•	Potential problem loans increased to $944 million from $936 million at December 31, 2009 and $554 million at March 31, 2009

-	Increases in cash reserves, securities and customer deposits strengthened our liquidity position

•	Excess cash reserves and unpledged securities totaled $2.2 billion at March 31, 2010, compared to $1.4 billion at December 31, 2009, a significant increase of $743 million, or 53%
•	Customer deposits totaled $7.8 billion at March 31, 2010, an increase of $455 million from December 31, 2009 and an increase of $421 million from March 31, 2009

-	Operating results reflect expense control and pricing discipline, but were negatively impacted by credit-related and liquidity costs and lower earning asset levels

•
Net interest income declined by $7 million during the quarter, as improvements in commercial loan pricing and deposit pricing were more than offset by lower income from interest rate hedges and lower levels of earning assets. The reduction in income from interest rate hedges caused the net interest margin to decline 12 basis points to 2.75%

•	Earning asset levels decreased as a result of lower loan demand and strategic reductions in non-core loans
•	Operating noninterest income had a slight decline of $0.3 million linked-quarter, from $21.8 million to $21.5 million
•
Operating noninterest expenses declined by $16.9 million for the quarter ($82.8 million for first quarter 2010 compared to $99.7 million for fourth quarter 2009) driven by lower personnel expenses, reductions in loan collection and foreclosure costs, and lower levels of write downs on OREO

•	Operating pre-tax, pre-provision net revenue totaled $12.3 million in first quarter 2010, compared to $2.7 million in fourth quarter 2009 and $22.1 million in first quarter 2009

Net Interest Income and Average Balance Sheet
First quarter 2010 net interest income decreased $7.0 million to $73.5 million from $80.5 million in fourth quarter 2009 as a result of two less days, continued contraction in loan balances and maturing balance sheet management hedges, partially offset by lower funding costs and a decline in interest reversals on nonaccrual loans.

The tax-equivalent net interest margin for first quarter 2010 decreased to 2.75%, down 12 basis points from 2.87% for fourth quarter 2009. The margin decline was primarily driven by the impact of $855 million of balance sheet management hedges that matured in fourth quarter 2009, which reduced net interest income by $3.2 million and the net interest margin by approximately 12 basis points.

First quarter 2010 average loans decreased $456.7 million, or 5.2% linked-quarter, to $8.3 billion, and period-end loans held for investment decreased $383.4 million. For internal management purposes, TSFG segregates its loan portfolio into core ($6.8 billion at period-end) and non-core ($1.2 billion at period-end) loans, principally based on its ability to establish or expand a banking relationship. During first quarter 2010, period-end core loans declined $210.6 million, or 3.0% linked-quarter, while non-core loans declined $172.8 million, or 12.8% linked-quarter ($1.5 billion since the beginning of 2009).

First quarter 2010 average securities decreased $54.8 million, or 2.5% linked-quarter, to $2.1 billion.

First quarter average core deposits (noninterest-bearing, interest checking, money market, and savings) decreased $17.3 million, or 0.4% linked-quarter, and period-end core deposits decreased $20.3 million. First quarter 2010 average customer funding levels (defined as total deposits less brokered deposits plus customer sweep accounts) increased $151.8 million, or 2.0% linked-quarter, as increases in certificates of deposit more than offset the decline in core deposits and customer sweep accounts. First quarter 2010 average wholesale borrowings, including brokered deposits and excluding customer sweep accounts, decreased $261.1 million, while period-end wholesale borrowings increased $16.7 million.

Noninterest Income
Operating noninterest income for first quarter 2010 totaled $21.5 million, down $0.3 million from fourth quarter 2009. The decrease was largely attributable to a $1.2 million decline in customer fee and other income, partially offset by a $1.0 million improvement in BOLI income versus fourth quarter 2009.

Total noninterest income, including non-operating items, was $21.1 million for first quarter 2010, compared with $28.6 million for fourth quarter 2009.

Non-operating noninterest income items for first quarter 2010 included a $0.4 million net loss on securities, primarily due to the write-down of certain equity investments. This compares to fourth quarter 2009 non-operating items that included a $6.7 million net gain from the sale of securities, principally municipal securities.

Noninterest Expenses
Operating noninterest expenses totaled $82.8 million for first quarter 2010, a $16.9 million linked-quarter decline from $99.7 million for fourth quarter 2009, due to lower credit-related expenses and personnel costs, partially offset by higher professional fees and FDIC insurance premiums.

Excluding the impact of credit-related expenses and FDIC insurance premiums, all other operating noninterest expenses declined $4.3 million, or 6.2%, linked-quarter, driven by the continuation of expense control initiatives throughout the Company. Approximately $2.1 million of the decrease related to the restructure of certain executive retirement plans during the quarter. Full-time equivalent employees totaled 2,144 at March 31, 2010, down from 2,214 at December 31, 2009. Additional reductions of approximately 60 full-time equivalent employees are expected in April 2010.

Credit-related noninterest expenses, which include loan collection and foreclosed asset expenses, gains or losses on nonmortgage loans held for sale, losses on other real estate owned, and FDIC insurance premiums decreased $12.6 million linked-quarter, primarily from a $13.0 million decrease in loan collection expenses and write-downs on other real estate owned.

Total noninterest expenses, including non-operating items, were $83.7 million for first quarter 2010, compared with $103.2 million for fourth quarter 2009.

First quarter 2010 non-operating noninterest expense items included $0.9 million of severance-related benefits associated with staff reduction initiatives implemented in March 2010. Fourth quarter 2009 non-operating noninterest expense items included a $3.5 million impairment charge for long-lived assets related to the corporate campus, which is being marketed for sale.

Credit Quality
At March 31, 2010, nonperforming loans held for investment totaled $374.2 million, a $24.9 million decrease from $399.0 million at December 31, 2009 as commercial nonaccrual loans declined for the third consecutive quarter. Nonperforming asset balances also decreased from fourth quarter 2009, declining $4.1 million to $518.3 million at March 31, 2010. Nonperforming assets as a percentage of total assets declined to 4.17% at March 31, 2010 from 4.39% at December 31, 2009.

The provision for credit losses for first quarter 2010 totaled $95.1 million, compared with $170.8 million for fourth quarter 2009. For first quarter 2010, the provision for credit losses exceeded net loan charge-offs by $7.4 million, increasing the overall allowance for credit losses to $380.5 million, or 4.75% of loans held for investment, up from $373.1 million, or 4.45% of loans held for investment, at December 31, 2009. The allowance coverage of nonperforming loans held for investment increased to 1.00 times at March 31, 2010 from 0.92 times at December 31, 2009.

Net loan charge-offs in first quarter 2010 decreased $55.1 million to $87.8 million, or 4.32% annualized, of average loans held for investment, from $142.9 million, or 6.52% annualized, for fourth quarter 2009.

Conference Call / Webcast Information
The South Financial Group will host a conference call/webcast on Wednesday, April 21st at 10:00 a.m. ET to discuss first quarter 2010 financial results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information and financial review presentation slides, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on April 20th or visit the Investor Relations section of its website under the Quarterly Results button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-800-475-8395 or 1-517-308-9262 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-800-843-4802 or 1-203-369-3835.

Webcast: To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 1st Quarter Financial Results Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until May 5, 2010.

General Information
The South Financial Group is a bank holding company focused on serving small businesses, middle market companies, and retail customers in the Carolinas and Florida. At March 31, 2010, it had approximately $12.4 billion in total assets and 176 branch offices. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), and in Florida (as Mercantile Bank). At March 31, 2010, approximately 44% of TSFG’s total customer deposits were in South Carolina, 45% were in Florida, and 11% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements
This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income (loss) and operating measures, which exclude gains or losses on certain items deemed not to reflect core operations. TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. They also include such items as return goals, loan growth, loan sales, customer funding growth, expense control, goodwill impairment, income tax rate and deferred tax assets, expected financial results for acquisitions, noninterest income, adequacy of capital and future capital levels, factors that will affect credit quality and the net interest margin, effectiveness of its hedging strategies, risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:
James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050
Roy D. Jones, EVP – Director of Finance and Investor Relations (864) 241-1557

PAGE 1, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)
	Three Months Ended			% Change 3/31/10 vs.
					12/31/09
	3/31/10	12/31/09	3/31/09	12/31/09	Annualized	3/31/09
EARNINGS SUMMARY
Net interest income (tax-equivalent)	$73,650	$81,393	$86,221	(9.5)%	(38.6)%	(14.6)%
Less: tax-equivalent adjustment	125	847	1,203	(85.2)	(345.7)	(89.6)
Net interest income	73,525	80,546	85,018	(8.7)	(35.4)	(13.5)
Provision for credit losses	95,123	170,761	142,627	(44.3)	(179.6)	(33.3)
Noninterest income:
Operating noninterest income (noninterest income, excluding non-operating items)	21,521	21,856	26,695	(1.5)	(6.2)	(19.4)
Gain (loss) on securities	(389)	6,694	(2,954)	n/m	n/m	n/m
Non-operating noninterest income (loss)	(389)	6,694	(2,954)	n/m	n/m	n/m
Total noninterest income	21,132	28,550	23,741	(26.0)	(105.4)	(11.0)
Noninterest expenses:
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	82,775	99,685	89,617	(17.0)	(68.8)	(7.6)
Severance related benefits	878	-	-	n/m	n/m	n/m
Impairment of long lived assets	-	3,478	-	n/m	n/m	n/m
(Gain) loss on early extinguishment of debt	-	-	(52)	n/m	n/m	n/m
Loss on repurchase of auction rate securities	-	-	676	n/m	n/m	n/m
Non-operating noninterest expenses	878	3,478	624	n/m	n/m	n/m
Total noninterest expenses	83,653	103,163	90,241	(18.9)	(76.7)	(7.3)
Income (loss) before income taxes	(84,119)	(164,828)	(124,109)	n/m	n/m	n/m
Income tax expense (benefit)	(3,525)	23,843	(49,706)	n/m	n/m	n/m
Net income (loss)	(80,594)	(188,671)	(74,403)	n/m	n/m	n/m
Preferred stock dividends and other (1)	(5,235)	(5,221)	(16,408)	n/m	n/m	n/m
Net income (loss) available to common shareholders	$(85,829)	$(193,892)	$(90,811)	n/m %	n/m %	n/m %

Per common share data:
Basic earnings (loss)	$(0.40)	$(0.90)	$(1.10)	n/m %	n/m %	n/m %
Diluted earnings (loss)	(0.40)	(0.90)	(1.10)	n/m	n/m	n/m
Cash dividends declared per common share	-	-	0.01	n/m	n/m	(100.0)
Average common shares outstanding:
Basic	215,522,634	215,365,464	82,223,190	0.1%	0.3%	162.1%
Diluted	215,522,634	215,365,464	82,223,190	0.1	0.3	162.1
PERFORMANCE RATIOS:
Total revenue:
GAAP (2)	$94,657	$109,096	$108,759	(13.2)%	(53.7)%	(13.0)%
Operating (3)	95,171	103,249	112,916	(7.8)	(31.7)	(15.7)
Return on average assets (4)	(2.74)%	(6.12)%	(2.23)%
Return on average common equity (5)	(54.11)	(93.05)	(34.47)
Return on average equity (4)	(33.37)	(64.42)	(18.85)
Net interest margin (tax-equivalent)	2.75	2.87	2.80
Cash operating efficiency ratio (6)	80.14	80.42	76.49

(1)	In first quarter 2009, included $6.5 million for the value of common shares recorded as an inducement for early conversion of mandatorily convertible preferred stock.
(2)	The sum of net interest income and noninterest income.
(3)	The sum of tax-equivalent net interest income and operating noninterest income.
(4)	Return on average assets and return on average equity are calculated as net income (loss) divided by either average assets or average total equity.
(5)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.
(6)
The cash operating efficiency ratio is calculated as operating noninterest expenses before gain/loss on OREO, loss on nonmortgage loans held for sale, and amortization of intangibles divided by the sum of tax-equivalent net interest income and operating noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)
				% Change 3/31/10 vs.
					12/31/09
	3/31/10	12/31/09	3/31/09	12/31/09	Annualized	3/31/09

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$11,924,946	$12,227,135	$13,556,128	(2.5)%	(10.0)%	(12.0)%
Intangible assets	(229,299)	(230,129)	(245,341)	(0.4)	(1.5)	(6.5)
Tangible assets	11,695,647	11,997,006	13,310,787	(2.5)	(10.2)	(12.1)

Loans	8,250,159	8,706,846	10,188,368	(5.2)	(21.3)	(19.0)
Securities (1)	2,126,869	2,181,669	2,120,749	(2.5)	(10.2)	0.3
Total earning assets	10,827,782	11,282,098	12,433,511	(4.0)	(16.3)	(12.9)

Noninterest-bearing deposits	1,088,131	1,115,349	1,021,400	(2.4)	(9.9)	6.5
Total deposits (2)	9,360,437	9,458,249	9,368,989	(1.0)	(4.2)	(0.1)
Customer funding (3)	7,782,080	7,630,291	7,918,965	2.0	8.1	(1.7)
Wholesale borrowings (4)	2,989,364	3,250,421	3,805,576	(8.0)	(32.6)	(21.4)
Total funding	10,771,444	10,880,712	11,724,541	(1.0)	(4.1)	(8.1)

Preferred stock	336,168	335,302	532,430	0.3	1.0	(36.9)
Common equity	643,325	826,724	1,068,416	(22.2)	(90.0)	(39.8)
Shareholders' equity	979,493	1,162,026	1,600,846	(15.7)	(63.7)	(38.8)
Intangible assets	(229,299)	(230,129)	(245,341)	(0.4)	(1.5)	(6.5)
Tangible equity	750,194	931,897	1,355,505	(19.5)	(79.1)	(44.7)

Loans/total earning assets	76.2%	77.2%	81.9%
Securities/total assets	17.8	17.8	15.6
Customer funding/total funding	72.2	70.1	67.5
Wholesale borrowings/total assets	25.1	26.6	28.1
Loans/customer funding	106.0	114.1	128.7

(1)	The average balances for investment securities exclude the unrealized gain/loss recorded for available for sale securities.
(2)	Total deposits include brokered deposits.
(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.
(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)
				% Change 3/31/10 vs.
					12/31/09
	3/31/10	12/31/09	3/31/09	12/31/09	Annualized	3/31/09
BALANCE SHEET DATA (Period End)
Loans held for sale (1)	$13,296	$15,758	$29,726	(15.6)%	(63.4)%	(55.3)%
Loans held for investment	8,002,694	8,386,127	9,986,681	(4.6)	(18.5)	(19.9)
Allowance for loan losses	(373,146)	(365,642)	(280,156)	2.1	8.3	33.2
Allowance for credit losses	(380,493)	(373,126)	(283,425)	2.0	8.0	34.2
Securities	2,320,003	2,222,917	2,078,487	4.4	17.7	11.6
Intangible assets	228,816	229,825	244,729	(0.4)	(1.8)	(6.5)
Total assets	12,428,152	11,894,982	13,285,247	4.5	18.2	(6.5)
Noninterest-bearing deposits	1,109,153	1,124,404	1,067,953	(1.4)	(5.5)	3.9
Total deposits (2)	9,764,170	9,296,212	9,227,078	5.0	20.4	5.8
Customer funding (3)	8,095,110	7,666,801	7,771,607	5.6	22.7	4.2
Wholesale borrowings (4)	3,085,691	3,068,982	3,729,536	0.5	2.2	(17.3)
Total funding	11,180,801	10,735,783	11,501,143	4.1	16.8	(2.8)
Mandatorily convertible preferred stock	4,650	4,650	190,026	-	-	(97.6)
Perpetual preferred stock	332,031	331,133	328,523	0.3	1.1	1.1
Common equity	582,969	657,391	1,033,634	(11.3)	(45.9)	(43.6)
Shareholders' equity	919,650	993,174	1,552,183	(7.4)	(30.0)	(40.8)

CAPITAL RATIOS
Tier 1 risk-based capital (preliminary)	9.52%	9.93%	12.10%
Total risk-based capital (preliminary)	10.83	11.24	13.53
Leverage ratio (preliminary)	7.41	7.91	10.55
Tangible equity to tangible assets	5.66	6.54	10.03
Tangible common equity to tangible assets	2.90	3.67	6.05

SHARE DATA
Convertible preferred shares outstanding	4,650	4,650	190,026	-%	-%	(97.6)%
Common shares outstanding	215,624,517	215,455,541	84,781,160	0.1	0.3	154.3
Common book value per common share (5)	$2.70	$3.05	$12.19	(11.5)	(46.5)	(77.9)

Common tangible book value per common share (5)	1.64	1.98	9.31	(17.2)	(69.6)	(82.4)

OPERATIONS DATA
Branch offices	176	177	180	(0.6)%	(2.3)%	(2.2)%
ATMs	196	197	204	(0.5)	(2.1)	(3.9)
Employees (full-time equivalent)	2,144	2,214	2,430	(3.2)	(12.8)	(11.8)

(1)	As of March 31, 2009, loans held for sale included $12.8 million of nonperfoming loans held for sale.
(2)	Total deposits include brokered deposits.
(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.
(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.
(5)
Common book value per common share is calculated as total shareholders' equity less preferred stock divided by common shares outstanding.  Common tangible book value per common share also excludes intangible assets.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)
							% Change 3/31/10 vs.
								12/31/09
	3/31/10		12/31/09		3/31/09		12/31/09	Annualized	3/31/09
CREDIT QUALITY
Loans held for investment	$8,002,694		$8,386,127		$9,986,681		(4.6)%	(18.5)%	(19.9)%
Allowance for loan losses	(373,146)		(365,642)		(280,156)		2.1		33.2
Allowance for credit losses	(380,493)		(373,126)		(283,425)		2.0		34.2

Nonperforming loans held for investment	$374,156		$399,046		$422,950		(6.2)%		(11.5)%
Nonperforming loans held for sale	-		-		12,766		n/m		n/m
Foreclosed property (other real estate owned and personal property repossessions)	144,128		123,314		77,210		16.9		86.7
Nonperforming assets	$518,284		$522,360		$512,926		(0.8)%		1.0%
Restructured loans not included in nonperforming assets	$45,051		$26,128		$11,073
Nonperforming loans held for investment as a % of loans held for investment	4.68%		4.76%		4.24%
Nonperforming assets as a % of loans and foreclosed property	6.35		6.13		5.08
Nonperforming loans as a % of total assets	4.17		4.39		3.86
Allowance for loan losses as a % of loans HFI	4.66		4.36		2.81
Allowance for credit losses as a % of loans HFI	4.75		4.45		2.84
Allowance for loan losses to nonperforming loans HFI	1.00	x	0.92	x	0.66	x
Loans past due 90 days or more (interest accruing)	$3,442		$10,465		$6,444				(46.6)%
Average loans held for investment (three months ended)	8,240,922		8,697,056		10,154,853
Net loan charge-offs (three months ended)	87,756		142,891		109,076		(38.6)%		(19.5)%
Net loan charge-offs as a % of average loans held for investment (annualized, three months ended)	4.32%		6.52%		4.36%

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 5, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)
	Three Months Ended			% Change 3/31/10 vs.
					12/31/09
	3/31/10	12/31/09	3/31/09	12/31/09	Annualized	3/31/09
NONINTEREST INCOME
Customer fee income	$12,565	$13,290	$12,402	(5.5)%	(22.1)%	1.3%
Wealth management income	4,565	4,481	6,574	1.9	7.6	(30.6)
Mortgage banking income	1,289	1,302	1,205	(1.0)	(4.0)	7.0
Bank-owned life insurance	2,444	1,656	2,502	47.6	193.0	(2.3)
Merchant processing income, net	-	-	610	n/m	n/m	n/m
Gain on certain derivative activities	59	32	1,135	n/m	n/m	n/m
Other	599	1,095	2,267	(45.3)	(183.7)	(73.6)
Operating noninterest income (noninterest income, excluding non-operating items)	21,521	21,856	26,695	(1.5)	(6.2)	(19.4)
Non-operating noninterest income (loss)	(389)	6,694	(2,954)	n/m	n/m	n/m
Total noninterest income	$21,132	$28,550	$23,741	(26.0)%	(105.4)%	(11.0)%
NONINTEREST EXPENSES
Personnel expense	$34,348	$38,380	$44,114	(10.5)%	(42.6)%	(22.1)%
Occupancy	9,700	9,600	9,436	1.0	4.2	2.8
Furniture and equipment	6,606	7,062	6,945	(6.5)	(26.2)	(4.9)
Professional services	5,329	3,876	4,507	37.5	152.0	18.2
Project NOW expense	-	-	1,298	n/m	n/m	n/m
Advertising and business development	1,169	1,293	1,281	(9.6)	(38.9)	(8.7)
Telecommunications	1,536	1,548	1,526	(0.8)	(3.1)	0.7
Amortization of intangibles	1,009	1,102	1,291	(8.4)	(34.2)	(21.8)
Regulatory assessments	7,150	6,278	4,655	13.9	56.3	53.6
Loan collection and foreclosed asset expense	4,692	8,117	4,891	(42.2)	(171.1)	(4.1)
Loss on nonmortgage loans held for sale	-	518	1,838	n/m	n/m	n/m
Loss on OREO	5,492	15,032	124	n/m	n/m	n/m
Other	5,744	6,879	7,711	(16.5)	(66.9)	(25.5)
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	82,775	99,685	89,617	(17.0)	(68.8)	(7.6)
Non-operating noninterest expenses	878	3,478	624	n/m	n/m	n/m
Total noninterest expenses	$83,653	$103,163	$90,241	(18.9)%	(76.7)%	(7.3)%

				Three Months Ended
				3/31/10	12/31/09	3/31/09
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)				$(80,594)	$(188,671)	$(74,403)
Add: Income tax expense (benefit)				(3,525)	23,843	(49,706)
Income (loss) before income taxes				(84,119)	(164,828)	(124,109)
Non-operating items:
(Gain) loss on securities				389	(6,694)	2,954
Severance related benefits				878	-	-
Impairment of long lived assets				-	3,478	-
(Gain) loss on early extinguishment of debt				-	-	(52)
Loss on repurchase of auction rate securities				-	-	676
PRE-TAX OPERATING LOSS (income (loss) before taxes, excluding non-operating items)				(82,852)	(168,044)	(120,531)
Add: Provision for credit losses				95,123	170,761	142,627
PRE-TAX, PRE-PROVISION OPERATING EARNINGS				12,271	2,717	22,096
Add: Loss on nonmortgage loans held for sale				-	518	1,838
Add: Loss on OREO				5,492	15,032	124
PRE-TAX, PRE-CREDIT OPERATING EARNINGS				$17,763	$18,267	$24,058

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.